CONTACT
Juli Davenport
NEWS RELEASE	(877) 805-3333
FOR IMMEDIATE RELEASE	jdavenport@crefunds.com

Cornerstone Core Properties REIT, Inc.

Changes Name to Summit Healthcare REIT, Inc.

Irvine, Calif., (October 24, 2013) – Cornerstone Core Properties REIT, Inc. announced today that it has changed its name to Summit Healthcare REIT, Inc. (the “Company” or “SH REIT”). After a strategic repositioning of the Company’s portfolio into senior housing facilities, the new name is intended to better reflect SH REIT’s investment focus on healthcare real estate.

“With our focus 100% on healthcare, we believe that it is the right time to change our company name to symbolize the start of this new chapter in our story,” said Kent Eikanas, President and Chief Operating Officer of Summit Healthcare REIT, Inc.

“Our acquisitions over the last year have created a solid foundation upon which to grow SH REIT. We are excited about our growth potential and look forward to our future,” said Timothy C. Collins, Chief Financial Officer of Summit Healthcare REIT, Inc.

About Summit Healthcare REIT, Inc.

SH REIT is a publicly registered non-traded REIT that is currently focused on investing in senior housing real estate located throughout the United States. The current portfolio includes one multi-tenant industrial property and interests in 10 long-term triple net leased healthcare facilities.

For more information, please contact Juli Davenport at (877) 805-3333.

This material does not constitute an offer to sell or a solicitation of an offer to buy Summit Healthcare REIT, Inc.

This release may contain forward-looking statements relating to the business and financial outlook of Summit Healthcare REIT, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from any forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the Company’s annual report on Form 10-K for the year ended December 31, 2012 and quarterly reports for the periods ended March 31, 2013, and June 30, 2013. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

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